Exhibit (n)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Triangle Capital Corporation
We have audited the senior securities table included in the accompanying registration statement on Form N-2 of Triangle Capital Corporation as of December 31, 2008. The senior securities table is the responsibility of Triangle Capital Corporation’s management. Our responsibility is to express an opinion on the senior securities table based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the senior securities table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall senior securities table presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities of Triangle Capital Corporation at December 31, 2008 in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Raleigh, North Carolina
April 13, 2009